Exhibit (e)(2)(O)

Execution Copy

SUB-LEASE AGREEMENT

전대차 계약서

THIS SUB-LEASE AGREEMENT ("Sublease") is hereby entered into on this 1 day of October, 2023 by and between DoubleU Games Co., Ltd. as Sublessor (the "Sublessor") and DoubleDown Interactive Co., Ltd. as Sublessee (the "Sublessee")
2023년 10월 1일자로 주식회사 더블유게임즈(전대인)와 주식회사 더블다운인터액티브(전차인) 사이에 본 전대차계약서(이하 "전대차")를 체결한다.

WITNESSETH

WHEREAS, the Lessor and the Lessee (Gangnam Finance Center Co., Ltd. and DoubleU Games Co., Ltd.) entered into the Lease Agreement dated April 19, 2023(the "Lease Agreement") whereby the Lessee leased certain premises of 9,947.39 sqm on 16th floor and 13th floor of Gangnam Finance Center located at 152, Teheran-ro, Gangnam-Gu, Seoul, Korea.
임대인과 임차인 (주식회사 강남금융센터와 주식회사 더블유게임즈)은 2023년 4월 19일자로 서울특별시 강남구 테헤란로 152 강남파이낸스센터 16층과 13층 9,947.39m² 에 대한 임대차계약 (이하 "임대차계약서")을 체결한 바 있다.

WHEREAS, Sublessor desires to sublease the following portion of the Building, 2,922.52sqm on 13th floor out of G 4,660.15sqm of the Building (the "Subleased Premises") to Sublessee; and
전대인은 해당 빌딩 13층 면적 4,660.15m² 중 다음에 13층 2,922.52m² 에 대한 면적(이하 "전대차 면적")을 전차인에게 전대하고자 한다.

WHEREAS, Sublessee desires to sublease the Subleased Premises from Sublessor.
전차인은 전대인으로부터 해당 전대차 면적을 전차하고자 한다.

WHEREAS, the Lessor desires to consent to the Sublease between the Sublessor and the Sublessee.
임대인은 전차인과 전대인의 아래와 같은 전대차계약에 동의하고자 한다.

NOW, THEREFORE, the Lessor, Sublessor and Sublessee agree as follows:
이에 더하여, 임대인, 전대인 및 전차인은 아래와 같이 전대차 계약에 합의한다.

Article 1. Sublease
제 1 항. 전대차

A. Sublessor shall sublease the certain portion of Premises to the Sublessee in accordance with the following table.
A. 전대인은 아래의 표와 같이 전차인에게 자신의 임대 면적의 일부를 전대한다.

GFC_13F_DoubleU Games_Sublease Agreement_DoubleDown Interactive Co., Ltd.
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Execution Copy Floor 13F/A Leased Premises(sqm) ) 4,660.15 Subleased Premises(sqm) ) 2,922.52 Purpose of Use Article 3. 3 , B. Sublessor and Sublessee agree to abide by the applicable terms and conditions of the Lease Agreement, unless otherwise provided in this Sublease. B. . C. For the purpose of this Sublease, the provisions applicable to the Lessor in the Lease Agreement shall be regarded as applicable to the Sublessor, and those applicable to the Lessee in the Lease Agreement shall be regarded as applicable to the Sublessee. C. . Article 2. 2. The Sublessee shall use the Subleased Premises for its business facilities such as an office, and for no other purposes without the Lessor’s written consent. Term of the Sublease A. The term of sublease shall be from Signing Date to September 30, 2028. A. 2028 9 30. B. In the event that the Lease Agreement made between the Lessor and the Sublessor on April 19, 2023 is early terminated, the Sublease Agreement made between the Sublessor and the Sublessee shall be also terminated. B. 2023 4 19. C. If there any legal issues arises from the Sublessee upon the termination of the Sublease, the Sublessor shall take full responsibility on any costs related to the disputes (including but not GFC_13F_DoubleU Games_Sublease Agreement_DoubleDown Interactive Co., Ltd. 25

Execution Copy Article 4. 4. Article 5. Article 6. Article 7. limited to legal costs and rental expenses) until the Sublessee vacates and surrenders the subleased premise. C. Security Deposit, Monthly Rent and Monthly Maintenance Fees The Sublessor shall under any circumstances take full responsibility for payment of Security Deposit, Monthly Rent, Monthly Maintenance Fees, or other amounts due to the Lessor till the Lease Agreement expires. Return of Security Deposit A. The Security Deposit shall be returned to the Sublessor in accordance with the Lease Agreement, and the Sublessee may not claim for the right of Security Deposit. A. B. The Security Deposit shall be withheld by the Lessor until the restoration of the premise is confirmed by the Lessor and any costs incurred by the sublease are cleared after the surrender of the Sublessee. B. Effective Date This Sublease shall be effective commencing from Signing Date. . Prohibition of Assignment or Delegation of Sublease The Sublessee shall not assign its rights or delegate its obligations under this Sublease or sublease all or any part of the Subleased Premises to any third party. GFC_13F_DoubleU Games_Sublease Agreement_DoubleDown Interactive Co., Lid. CCCc 3/6

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Execution Copy Article 8. . Article 9. Surrender and Restoration to Original Condition The Sublessor shall under any circumstances take full responsibility for Restoration and Surrender to the Lessor. Liability of Sublessor The Sublessor shall under any circumstances take full responsibility for any damages suffered by Sublease. . Governing Law and Jurisdiction This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the Republic of Korea. Matters not specifically provided for herein shall be determined in accordance with general commercial practices in Korea. . IN WITNESS WHEREOF, the parties have prepared, executed and signed three (3) originals of this Sublease and affixed their respective seals on each copy of this Sublease, which one (1) original shall be retained by each party hereto. Article 10. 10 , Signing Date: [ J. 2023 [Signature page follows.] GFC_13F_DoubleU Games_Sublease Agreement_DoubleDown Interactive Co., Lid. ouble 4/5

Exccution Copy Sublessor: DoubleU Games Co., Ltd. Company Name: DoubleU Games Co., Ltd. Corporate Register Number: 110111-4855924 Address: 16F Gangnam Finance Center, 152, Teheran-ro, Gangnam-gu, Seoul, Korea Representative Director: Kim, Karan By 110111-4855924 152 16 Sublessee: DoubleDown Interactive Co., Ltd. Company Name: DoubleDown Interactive Co., Ltd. Corporate Register Number: 131111-0200623 Address: 13F Gangnam Finance Center, Feheranno 152, Gangnam-gu, Seoul, Korea Representative Director: Kim, Inkeuk t .. i By : 131111-0200623 152 13 GFC_13F_DoubleU Games_Sublease Agreement_DoubleDown Intcractive Co.,Lid. cccc cccc cecc cccc

Execution Copy

CONSENT TO SUBLEASE
전대차 동의서

I HEREBY GIVE MY CONSENT AS LESSOR TO SUBLEASING OF THE ABOVE DESCRIBED PREMISE AS SET OUT IN THIS SUBLEASE.
본인은 본 전대차계약에 표시된 목적물의 전대차계약에 임대인으로서 동의합니다.

Owner and Original Lessor:
Gangnam Finance Center Co., Ltd.
Corporate Register Number: 110111-1229651
40F Gangnam Finance Center, Teheran-ro 152, Gangnam-gu, Seoul, Korea
Representative Director: Kim So Hee
By: ______________________________

임대인: 주식회사 강남금융센터
법인등록번호: 110111-1229651
서울시 강남구 역삼동 테헤란로 152, 강남파이낸스센터 40층
대표이사: 김소희

GFC_13F_DoubleU Games_Sublease Agreement_DoubleDown Interactive Co., Ltd.
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